A Letter from Alex Timm, Co-Founder and CEO, Root, Inc.

Today, at our all-company meeting, I announced an organizational realignment that will drive efficiency and increased focus on Root’s strategic priorities. The most difficult part of this realignment is that we will say goodbye to approximately 330 team members throughout the business.

As the pandemic has continued to evolve, touching every part of our economy, our company has been no exception. Supply chain and inflationary pressures have caused historic levels of loss cost increases.

We are confident we are building an enduring organization poised for future growth. This realignment will further focus our efforts on differentiating and diversifying our distribution and continuing to improve our insurance operations and customer experience. Our strategic priorities include continuing to execute pricing changes that address the increase in insurance costs while building our embedded insurance product. Our commitment to using differentiated technology to disrupt the car insurance industry remains core to everything we do. This refinement is critical to maintaining that commitment.

All impacted team members will be supported with financial and career placement aid. I am deeply grateful to all Root team members, past and present, for their continued commitment to bringing our vision to life.

I’ll provide additional details on Root’s Q4 / Full Year 2021 Earnings Call scheduled for February 24, 2022.

Alex

This communication contains forward-looking statements within the meaning of federal securities laws regarding Root, Inc. These forward-looking statements relate to, among other things, expectations about our future business results. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company's control and are difficult to predict. We have based our forward-looking statements on our current expectations, estimates and projections about our industry and our company. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties and assumptions that we cannot predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we have included in Root's Form 10-K for the year ended Dec. 31, 2020, and other SEC filings, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. Copies of Root's Form 10-K and other SEC filings are available on the SEC's website, Root's website at
https://ir.joinroot.com/investor-relations or by contacting Root's Investor Relations office.